FOR IMMEDIATE RELEASE

John G. Sylvia - Chief Financial Officer                         (619) 622-7800
Dale R. Schuster - Vice President                                (619) 622-7800
Magma Power Company
Mark H. Harnett - MacKenzie Partners, Inc.                       (212) 929-5500
James S. Protos - MacKenzie Partners, Inc.                       (212) 929-5500

               CALIFORNIA ENERGY PURCHASES 51% OF MAGMA COMMON STOCK
              IN TENDER OFFER AND ASSUMES OPERATING CONTROL OF MAGMA

      OMAHA, NEBRASKA, January 10, 1995 -- Magma Power Company ("Magma") (NASDAQ: MGMA) announced today that California Energy Company, Inc.'s ("CECI") (NYSE, PSE, LSE: CE) tender offer for 12,400,000 shares, or approximately 51% of the common stock, par value $0.10 per share (the "Shares"), of Magma expired at 12:00 Midnight, New York City time, on January 9, 1995, and that CECI's wholly owned subsidiary, CE Acquisition Company, Inc., has accepted for payment 12,400,000 Shares at $39 per Share, which, together with the Shares already owned by CECI, represent approximately 51% of Magma's common stock.

      In accordance with the terms of the merger agreement, the current board of directors of Magma (other than Ralph W. Boeker and Paul M. Pankratz) have been replaced by six nominees of CECI: David L. Sokol, Edgar D. Aronson, Richard K. Davidson, Ben Holt, Richard R. Jaros, and Walter Scott, Jr. Messrs. Boeker and Pankratz have resigned as officers of Magma, and David L. Sokol, Chairman, President and Chief Executive Officer of CECI, has been named Chairman, President and Chief Executive Officer of Magma.

      Approximately 21,844,999 Shares (including 3,069,794 Shares tendered pursuant to guaranteed delivery procedures), or approximately 90.9% of the Shares outstanding, were tendered prior to expiration of the offer, indicating a preliminary proration factor of 56.8%. The final results of proration will be announced as promptly as practicable.

      As previously announced, on December 5, 1994, CECI and Magma entered into an agreement and plan of merger, pursuant to which CE Acquisition Company, Inc. will be merged into Magma following consummation of the offer. Pursuant to the merger agreement, any Magma shares not tendered in the offer or already directly owned by CECI will be converted, at the option of CECI, into the right to receive either $38.50 per share in cash or a combination of cash and CECI common stock valued at $39 per share. Following completion of the merger, CECI will own the entire equity interest in Magma.

      Following the merger, the combined company will have projected annual revenues in excess of $400 million, its facilities will produce in excess of 545 MW of power and it will have an additional 530 MW of power under construction. The combined company will constitute the largest independent geothermal power company in the world with operations in the U.S., Philippines and Indonesia.

      CECI is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW with an additional 300 MW under construction.

      Magma is a leader in the geothermal industry. Magma currently operates seven geothermal plants in Southern California on geothermal leaseholds and fee interests held by the company, and holds additional geothermal leasehold and fee interests in other parts of California and Nevada. Magma is also currently constructing a power plant in the Philippines with a total capacity of 231 MW.

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